FORM OF
              COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement ("Agreement") by and between
World Shopping Network, Inc., a Delaware corporation ("Company"), and __________________________, a ____________________
corporation ("Purchaser"), is dated as of _____________________.

Recitals

A. Purchaser desires to purchase, and the Company desires to sell, shares of the Company's common stock, on the terms and conditions as are set forth below; and

B. The parties intend that the issuance of the shares as anticipated by this Agreement shall be accomplished by registration under the Securities Act of 1933, as amended (the
"Securities Act"), and by registration or qualification under the securities laws, if any, of the local jurisdiction.

THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge by their signatures below, the parties agree as follows (capitalized terms shall have the meanings ascribed to such terms in Exhibit A hereto, unless otherwise indicated):

1.  Purchase of Common Stock.

1.1 Shares. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to acquire from the Company, at each Closing, a number of shares of Common Stock determined in accordance with the following formula (the "Shares"):

Put Amount: Eighty percent (80%) of the Lowest Market Price on the Five (5) Business Days immediately following the Put Notice
Date.

In connection therewith, for each Share purchased by Purchase, the Company agrees to issue one warrant ("Warrant") to purchase one share of Common Stock of the Company at eighty percent (80%) of the closing bid price of the Common Stock on the Effective Date, as reported by Bloomberg, LP, and as reflected in the Form of Warrant attached as Exhibit B hereto to be issued by the Company.

1.2  Closings.  Each Closing shall take place at 2:00 p.m.
on the fifth (5th) Business Day after the issuance of a Put Notice as defined below, at such place, time or date as the parties may mutually agree to in writing. At each Closing, Purchaser shall deliver funds in U.S. dollars by wire transfer of immediately available funds to an account designated by the Company.

2.  Closings and Escrow.

2.1 Closing. Each closing shall occur on the Share Payment Date at such place, time or date as the parties may mutually agree to in writing. At the Initial Closing,

(a) the Company shall deliver to Purchaser (i) a certificate or certificates evidencing the Initial Shares, and (ii) the Initial
Warrant, duly executed on behalf of the Company; and

(b)  Purchaser shall deliver to the Company (i) the Initial
Purchase Price times the number of Initial Shares, in U.S.
dollars by wire transfer of immediately available funds to an account designated by the Company.

2.2  Purchases.

(a) The Purchaser hereby unconditionally and irrevocably agrees to purchase from the Company up to 25,000,000 shares of common stock ("Common Stock") in one or more Tranches on and subject to the terms and conditions provided this Section 2.2.

(b) Commencing on or before the Effective Date, the Company may give a notice (a "Put Notice") to the Purchaser. The date the Put Notice is given to the Purchaser is referred to as the "Put Notice Date" The Put Notice shall specify the dollar amount (the "Put Amount") of the Common Stock to be purchased by the Purchaser (which amount shall be not be less than ten thousand dollars ($10,000) and not more than one million dollars ($1,000,000) in any given Put Notice).

(c) Except as specifically provided in this Section 2.3, the purchase and sale of Additional Common Stock effected on each Additional Closing Date shall be conducted as if it were the transactions referred to in the Transaction Agreements (other than this Section 2.3). By way of illustration, and not in limitation, of the foregoing, each of the Company and the Purchaser shall be deemed to have made all of the representation, warranties and covenants set forth in the Transaction Agreements as of the Additional Common Stock and the related Warrants.

(d) It shall be a condition to the Company's right to issue a Put Notice that, as of the Put Notice Date and the relevant Additional Closing Date, the representations and warranties of the Company contained in Article 4 hereof shall be true and correct in all material respects (and the Company's issuance of the Additional Common Stock shall constitute the Company's making each such representation and warranty as of such date) and there shall have been no material adverse changes (financial or otherwise) in the business or conditions of the Company from the Initial Closing Date through and including the Additional Closing Date (and the Company's issuance of the Additional Common Stock shall constitute the Company's making such representation and warranty as of such date).

(f) Except to the extent specifically contemplated by the provisions of this Section, the closing of each Additional
Tranche shall be conducted upon the same terms and conditions as those applicable to the closing held on the Initial Closing Date.

(g) The Purchaser's obligations under this Section 2.2 shall terminate eighteen (18) months after the Initial Closing Date.

2.5  Share Issuance.

(a) Not later than two (2) business days after the Share Valuation Date, the Company shall deliver a letter [in the form annexed hereto as Exhibit 2.5], to the Share Escrow Agent, advising the Share Escrow Agent of the maximum number of shares that may be sold by the Purchaser free of restrictive legend pursuant to a Put Notice. Purchaser shall make payment of the Put Notice Amount (less any applicable legal or other fees) within three (3) business days after delivery of such share letter to the Escrow Agent ("Share Payment Date").

(b) In the event the Company does not deliver the requisite instructions under Section 2.5(a) to the Escrow Agent within two
(2) business days after the Share Valuation Date, the Purchaser may at its option, elect to treat the Put Notice as null and void.

(c) If the effectiveness of the Registration Statement shall be suspended for any reason, Purchaser shall be under no obligation to accept or honor any Put Notice for a minimum period of fifteen
(15) days after the lifting of such terms or suspension of such Registration Statement.

3. Representations and Warranties of Purchaser. To induce the Company's acceptance of this Agreement, Purchaser hereby certifies, represents and warrants to the Company and its agents and attorneys as follows, which representations and warranties are solely for the benefit of the Company and may be waived in whole or in part at any time prior to Closing by the Company:

3.1 Intent. Purchaser will be acquiring the Securities for its own account, and Purchaser has no present arrangement (whether or not legally binding) to sell any of the Securities to or through any Person; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with U.S. federal and state securities laws applicable to such disposition and any restrictions imposed on such transfer by this Agreement or the instruments and documents executed in connection with this Agreement. Purchaser understands that the Securities must be held indefinitely unless the Securities are subsequently registered under the Securities Act or an exemption from registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

3.2 Sophisticated Investor. Purchaser is a "sophisticated investor" in that it has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Company's securities.

3.3 Ability of Purchaser to Bear Risk of Investment. Purchaser acknowledges that the Securities are speculative investments and involve a high degree of risk and Purchaser is able to bear the economic risk of an investment in the Securities, and, at the present time, is able to afford a complete loss of such investment.

3.4 Authority. This Agreement has been duly authorized and validly executed and delivered by Purchaser and (assuming due authorization and valid execution by the Company) is a legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The person or persons executing this Agreement and all exhibits to this Agreement and documents or instruments executed in connection with this Agreement on behalf of Purchaser have all requisite authority to do so on behalf of Purchaser.

3.5 Brokers, Finders. Purchaser has taken no action which would give rise to any claim by any Person for brokerage commission, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby. The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.5 that may be due in connection with the transactions contemplated hereby, except as expressly provided in Section 4.14.

3.6 Organization; Authority. Purchaser is an entity organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations thereunder. The acquisition of the Securities and the payment of the purchase price therefor by Purchaser have been duly authorized by all necessary action on the part of Purchaser.

3.7 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith (collectively with this Agreement, the "Transaction Documents"), and the consummation of the transactions contemplated by the Transaction Documents, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Purchaser, or the provision of any indenture, instrument or agreement to which Purchaser is a party or is subject, or by which Purchaser or any of its assets is bound, or conflict with or constitute a material default thereunder, or require the approval of any third-party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Purchaser is subject or to which any of its assets, operations or management may be subject.

3.8 Disclosure; Access to Information. Purchaser has received copies of or has had access to all documents, records, books and other information pertaining to Purchaser's investment in the Company and the Securities that have been requested by Purchaser.
 Purchaser has been afforded the opportunity to ask questions of and receive answers from the Company and its management concerning all aspects of the Company and of this transaction. Purchaser further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Purchaser has reviewed or received copies of any such reports that have been requested by it. Purchaser further acknowledges that it has been provided with copies of the Company's certificate of incorporation, as amended (the "Certificate"), and the Company's by-laws (the "By-Laws").

3.9 Manner of Sale. At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising with respect to the Securities.

3.10 Accuracy of Other Materials. To the extent Purchaser has received from the Company documents or other materials which constitute summaries, projections, forecasts or estimates, Purchaser acknowledges the following with respect to such documents or other materials: Such documents or other materials are intended to illustrate projected financial and other results based upon a set of assumptions (in some cases based on information obtained by the Company from outside sources) the Company views as reasonable and obtainable; all such summaries, projections, forecasts or estimates pertaining to revenue growth, profitability and other similar financial or market data are forward-looking statements; such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected; and no representations or warranties of future performance by or market trends for the Company are intended, and such are expressly disclaimed.

3.11 Accuracy of Representations and Information. All representations made by Purchaser in this Agreement and all documents and instruments related to this Agreement, and all information provided by Purchaser to the Company concerning Purchaser are correct and complete in all material respects as of the date hereof.

4. Representations and Warranties of the Company. Except as otherwise set forth in the schedules hereto, the Company hereby represents and warrants to Purchaser as follows, which representations and warranties are solely for the benefit of Purchaser and may be waived in whole or in part by Purchaser at any time prior to Closing:

4.1 Company Status. The Company has registered the Common Stock pursuant to Section 12(g) of the Exchange Act, is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of the Common Stock, and such Common Stock is currently listed on the Over the Counter Bulletin Board.

4.2 Current Public Information. The Company has furnished or made available to Purchaser true and correct copies of all registration statements, reports and documents, including proxy statements (other than preliminary proxy statements), filed with SEC by or with respect to the Company since August 31, 1998 and prior to the date of this Agreement, pursuant to the Securities Act or the Exchange Act (collectively, the "SEC Documents"). The SEC Documents are the only filings made by or with respect to the Company since December 31, 1998 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or pursuant to the Securities Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since August 31, 1998 and prior to the date of this Agreement.

4.3 Valid Issuance of Common Stock. The Company has an authorized capitalization consisting of one hundred million
(100,000,000) shares of Common Stock, and no shares of preferred stock. As of June 15, 2000, the Company has issued and outstanding eighteen million five hundred eighty-six thousand two hundred ten (18,586,210) shares of Common Stock.

The Company also has outstanding 666,666 units, which consist of one share of restricted common stock and one Class A redeemable common stock purchase warrant. Each Class A warrant entitles the holder to purchase for $2.04 one share of common stock and one Class B common stock purchase warrant, through December 31, 1999. The Company has the right to redeem the unexercised warrants on thirty days written notice for $0.001 per warrant. Each Class B warrant entitles the holder to purchase one share of common stock at $3.00 per share and is exercisable through December 31, 2000 (extended from December 31, 1999).

There are no shares of preferred stock which are authorized in the Certificate of Incorporation of the Company. All of the shares of Common Stock outstanding have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth above, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of the Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of it Subsidiaries is or may become bound to redeem or issue additional shares of capital stock of the Company or any of the Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of the Subsidiaries, (ii) there are no outstanding debt securities, and (iii) there are no agreements or arrangements under which the Company or any of the Subsidiaries is obligated to register the sale of any of their securities under the Securities Act. There are no securities or instruments containing any anti-dilution, right of first refusal, preemptive rights or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement. Upon issuance of the Securities, such securities will be duly and validly issued, fully paid and non-assessable.

4.4 Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of the Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiary, except Growth Net, Inc., a Nevada corporation (the "Subsidiary"). The Subsidiary is duly incorporated and existing in good standing under the laws of the jurisdiction of its incorporation. The Company and its Subsidiary are duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties or financial condition of the entity or entities with respect to which such term is used and which is material and adverse to such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity or entities with respect to which said term is used to enter into and perform its obligations under the Transaction Documents.

4.5 Authorization: Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform under the Transaction Documents and to issue the Securities in accordance with the terms of the Transaction Documents, (ii) the execution, issuance and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, and (iv) the Transaction Documents (assuming due authorization and valid and legal execution by Purchaser) constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

4.6 Corporate Documents. The Company has furnished or made available to Purchaser true and correct copies of the Certificate of Incorporation and the Bylaws.

4.7 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Securities, do not and will not (i) result in a violation of the Company's Certificate or Bylaws, or (ii) conflict with, or result in a breach of or forfeiture of any rights (or result in an event which with notice or lapse of time or both would become a breach of or forfeiture of any rights) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, or (iii) result in a violation of any federal or state law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Securities in accordance with the terms of this Agreement (other than any SEC, NASD or state securities filings which may be required to be made by the Company subsequent to any closing hereunder, and any registration statement which may be filed in furtherance of this Agreement); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Purchaser herein. Neither the Company nor any of the Subsidiaries is in violation of any material term of or in material default under its Certificate or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree of order or any statute, rule or regulation applicable to the Company or the Subsidiaries, which has not been duly waived as of the date of this Agreement.

4.8 SEC Documents. As of their respective dates, the SEC Documents complied, and all similar documents filed with the SEC prior to each Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained, nor will any similar document filed with the SEC prior to each Closing Date contain, any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, as of the dates thereof, complied, and all similar documents filed with the SEC prior to each Closing Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and other applicable rules and regulations with respect thereto. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements as permitted by Form 10-QSB of the SEC) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.9 No Undisclosed Liabilities. Except to the extent described in Schedule 4.10, the Company and the Subsidiaries have no liabilities or obligations of a financial nature (whether accrued, absolute, contingent or otherwise), which are material, individually or in the aggregate, and are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or the Subsidiaries' respective businesses consistent with past practice since December 31, 1996, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

4.10 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents or otherwise disclosed in writing to Purchaser, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect on the Company or which might materially adversely affect the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the best knowledge of the Company, requested of any court, arbitrator or governmental agency which might result in a Material Adverse Effect or which might materially adversely affect the transactions contemplated by this Agreement.

4.11 Other Documents or Materials. With respect to any document or other materials received by Purchaser from the Company or its representatives other than the Transaction Documents and the SEC Documents, (i) the Company has no reason to believe any of such documents and materials or any projections contained therein, as of the date of such other documents or materials, contained material errors or misstatements or do not adequately describe the status of the development of the Company's technologies or its business as of such date, and (ii) such documents, materials and projections were prepared by the Company and its management in good faith.

4.12 Nature of Company. The Company is not an open ended investment company or a unit investment trust, registered or required to be registered, or a closed end investment company required to be registered, but not registered, under the Investment Company Act of 1940.

4.13 Brokers, Finders. Except for payment of commitment fees to Purchaser, payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by Purchaser relating to this Agreement or the transactions contemplated hereby. Purchaser shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.14 that may be due in connection with the transactions contemplated hereby.

4.14 Absence of Certain Changes. Since December 31, 1998, no Material Adverse Effect has been suffered by, and no material adverse development has occurred in the business, properties, operations, financial condition or results of operations of the Company or the Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of the Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

4.15 Intellectual Property Rights. The Company and the Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are
expected to expire or terminate in the near future.   The Company
and the Subsidiaries do not have any knowledge of any infringement by the Company or the Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, there is no claim, action or proceeding being made or brought against, or to the best knowledge of the Company, being threatened against, the Company or the Subsidiaries regarding trademark, trade name, patent, patent rights, invention, copyright, license, service name, service mark, service mark registration, trade secret or other infringement; and the Company and the Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

4.16 Internal Accounting Controls. The Company is aware of no respect in which its system of internal accounting controls is not sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.17 Tax Status. The Company and the Subsidiaries have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports, declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.18 Certain Transactions. Except as set forth in Schedule 4.19 or in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options, none of the officers, directors, or employees of the Company (or any spouse or relative of any such person) is presently a party to any transaction with the Company (other than for services as employees, officers, consultants and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.19 Dilution. The Repricing Shares may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the one hundred eighty (180) day period following the Initial Closing Date or the Effective Date, as may be applicable. The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Repricing Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

4.20 OTC BB Listing. The Company's Common Stock is presently quoted on the Over the Counter Bulletin Board under the symbol "WSHP." The Company is not in receipt of any written notice from any stock exchange, market or trading facility on which the Common Stock is or has been listed (or on which it is or has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such stock exchange, market or trading facility or that the Common Stock will be delisted from such stock exchange, market or trading facility.

5. Use and Disposition of Proceeds. The Company will use the proceeds from the sale of the Common Stock (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale to Purchaser) but shall not, directly or indirectly, use such proceeds for investment in any other affiliate or to repay debt to affiliates.

6. Company Reliance on Purchaser's Representations. Purchaser understands that the Company is relying on the truth and accuracy of the representations and warranties made herein by Purchaser in offering the Securities for sale and in relying upon applicable exemptions available under the Securities Act and applicable state securities laws.

7.  Other Covenants of the Company.

7.1 Furnishing of Information. As long as Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. If at any time prior to the date on which Purchaser may resell all of the Securities without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent for the benefit of and enforceable by Purchaser) the Company is not required to file reports pursuant to such sections, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.

7.2 Limitation on Issuance of Shares. The parties acknowledge that the Company may be limited in the number of shares of Common Stock it may issue by applicable OTC BB rules without obtaining shareholder approval ("Cap Regulations"). To the extent the Company cannot issue Repricing Shares without violating the Cap Regulations, the Company shall provide notice thereof to the Purchaser specifying the number of shares that may not be repriced because of the Cap Regulations and the Company shall be relieved of the obligation to issue such shares if it is unable to obtain the required shareholder vote as provided below. On receipt of such notice, Purchaser's request with respect to the issuance of Repricing Shares shall be deemed reduced by the number permitted under the Cap Regulations and Purchaser shall have the option, exercisable in its sole and absolute discretion, to require the Company to redeem Initial Shares or Additional Shares for an amount in cash equal to one hundred twenty percent (120%) of the Initial Purchase Price or the Additional Purchase Price, as applicable. Company's obligation to redeem such shares shall be suspended during any period in which such redemption would be prohibited by law. Notwithstanding the foregoing, the Company agrees that the Company shall, in connection with its next annual meeting, solicit the consent of its shareholders for the issuance of shares that would otherwise violate the Cap Regulations but for such consent.

7.3 Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, twenty-five million (25,000,000) shares of Common Stock.

7.4 Reimbursement. If (i) Purchaser, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any Person, or (ii) Purchaser, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under applicable securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company will reimburse Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Purchaser is a named party, the Company will pay Purchaser the charges, as reasonably determined by Purchaser, for the time of any officers or employees of Purchaser devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement.
The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Purchaser and any such Affiliate and any such Person. The Company also agrees that neither any Purchaser nor any such Affiliate, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of Purchaser or any inaccuracy in any representation or warranty of Purchaser contained in herein or any breach by Purchaser of any of the provisions hereof.

8.  Transfer Agent Instructions.

8.1  Irrevocable Instructions.  Subject to the provisions of
Section 2.5, the Company will irrevocably instruct its transfer agent to issue securities from time to time in such amounts as shall be required hereunder and as specified from time to time by the Company to the transfer agent, registered in the name of Purchaser or its nominee and in such denominations to be specified by Purchaser in connection with each closing hereunder. The Company warrants that no instruction other than such instructions referred to in this Section 8 will be given by the Company to the transfer agent and that the securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. Nothing in this Section 8 shall affect in any way Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities.

8.2 Delay. The Company understands that a delay in the issuance of the securities beyond the Delivery Date could result in economic loss to Purchaser. As compensation to Purchaser for such loss, the Company agrees to pay late payments to Purchaser for late issuance of unlegended securities, including Repricing Shares, valued at Relevant Repricing Price, in accordance with the following schedule (where "No. Days Late" is defined as the number of days beyond five (5) business days from Delivery Date):

                                      Late Payment For Each
      No. Days Late                  $10,000 of Common Stock

               1                            $ 50
               2                            $100
               3                            $150
               4                            $200
               5                            $250
               6                            $300
               7                            $350
               8                            $400
               9                            $450
              10                            $500
             >10                            $500 +$100 for each Business
                                                 Day Late beyond 10 days

The Company shall pay any payments incurred under this Section
9.3 in immediately available funds upon demand. Nothing herein shall limit Purchaser's right to pursue actual damages for the Company's failure to issue and deliver the unlegended securities to Purchaser.

8.3 Cover. If, by the relevant Delivery Date, the Company fails for any reason to deliver the unlegended Shares to be issued pursuant to Section 8.1 and after such Delivery Date, Purchaser purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by Purchaser (the "Sold Shares"), which delivery Purchaser anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Company shall pay to Purchaser, in addition to all other amounts contemplated in other provisions of the Transaction Documents, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) Purchaser's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by Purchaser from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by Purchaser. By way of illustration and not in limitation of the foregoing, if Purchaser purchases shares of Common Stock having a total purchase price (including brokerage commissions) of eleven thousand dollars ($11,000) to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of ten thousand dollars ($10,000), the Buy-In Adjustment Amount which Company will be required to pay to Purchaser will be one thousand dollars ($1,000).

8.4 Electronic Transfer. In lieu of delivering physical certificates representing the unlegended securities after the Effective Date, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of Purchaser and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and Purchaser thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to Purchaser by crediting the account of Purchaser's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

8.5  Bankruptcy.  Purchaser shall be entitled to exercise
its right under Section 2.3 notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.
Section 362 in respect of the holder's repricing right.   The
Company agrees, without cost or expense to the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

9.  Closing Conditions

9.1  Conditions to the Company's Obligation to Sell. The
Purchaser understands that the Company's obligation to sell the Initial Shares and the Additional Shares on the Initial Closing
Date and the Additional Closing Date, respectively, pursuant to this Agreement is conditioned upon:

(a)  the accuracy on each such date of the
representations and warranties of Purchaser contained in this Agreement as if made thereon, and the performance by Purchaser on or before such date of all covenants and agreements of Purchaser required to be performed on or before such date;

(b) there not being in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, nor there being any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

9.2. Conditions to Purchaser's Obligation To Purchase. The Company understands that Purchaser's obligation to purchase the Initial Shares and the Additional Shares on the Initial Closing Date and the Additional Closing Date, respectively, pursuant to this Agreement is conditioned upon:

(a) the accuracy in all material respects on each such date of the representations and warranties of the Company contained in this Agreement as if made on such date and the performance by the Company on or before each such date of all covenants and agreements of the Company required to be performed on or before such date;

(b) on or before each such date, Purchaser having received an opinion of counsel for the Company, dated on each such date;

(c) there not being in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, nor there being any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement; and

(d) from and after the date hereof to and including the Initial Closing Date and the Additional Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD.

10.  Indemnification.

In consideration of the Purchaser's execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchaser, and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the attached Form of Warrant, or any other certificate, instrument or document contemplated hereby or thereby; (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnities, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares and the Warrants, or the status of the Purchaser, as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

11.  General Provisions.

11.1 Assignment. Neither this Agreement nor any rights of Purchaser hereunder may be assigned by either party to any other person without the prior written consent of the Company.

11.2 Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

11.3 Choice of Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Santa Ana or the state courts of the State of California sitting in the City of Santa Ana in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

11.4 Costs and Expenses. The parties shall be responsible for and shall pay their own costs and expenses, including without limitation attorneys' fees and accountants' fees and expenses, in connection with the conduct of the due diligence inquiry, negotiation, execution and delivery of this Agreement and the instruments, documents and agreements executed in connection with this Agreement.

11.5 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

11.6 Entire Agreement: Amendment. This Agreement, together with the exhibits to this Agreement and the other instruments and documents delivered in connection with this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

11.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.8 Notices. All notices or other communications provided for under this Agreement shall be in writing, and mailed, telecopied or delivered by hand delivery or by overnight courier service, as follows:

If to the Company:

World Shopping Network, Inc.
1530 Brookhollow Drive, Suite C
Santa Ana, California 92705
Attention: John J. Anton
Fax No.: (714) 427-0763

With a copy to:

Brian F. Faulkner, Esq.
3900 Birch Street, Suite 113
Newport Beach, California 92660
Fax No.: (949) 975-0596

If to Purchaser:

With a copy to:


All notices and communications shall be effective as follows:
When mailed, upon three (3) business days after deposit in the mail (postage prepaid); when telecopied, upon confirmed transmission of the telecopied notice; when hand delivered, upon delivery; and when sent by overnight courier, the next business day after deposit of the notice with the overnight courier.

11.9 Publicity. Purchaser acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-B, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Purchaser further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel. Purchaser consents to the Company's public disclosure of this Agreement in accordance with the Securities Act and the Exchange Act.

11.10 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

11.11  Survival Of Representations And Warranties. The
Company's representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Securities, and shall inure to the benefit of Purchaser and its successors and permitted assigns.

11.12 Schedules and Exhibits. The schedules and exhibits attached to this Agreement are a part hereof, as if fully set forth herein.

11.13 Term. The Purchaser's obligation hereunder to purchase Common Stock of the Company shall expire one (1) year from the Effective Date.

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be executed and delivered as of the date first above written.


                                          COMPANY:

                                          World Shopping Network, Inc.



                                          By :______________________________
                                          John J. Anton, President


                                          PURCHASER:


                                          By:______________________________
                                          Name:____________________________
                                          Title:_____________________________

                                EXHIBIT A
                               DEFINITIONS

"Additional Closing" means the closing of the transactions described in Section 1.2.

"Additional Closing Date" means the date on which each Additional
Closing takes place.

"Additional Shares" is defined in Section 1.2.

"Affiliate" has the meaning set forth in the Exchange Act and the rules and regulations thereunder.

"Business Day" means a day on which the Nasdaq stock market is open for regular trading.

"Closing Date" means either the Initial Closing Date or the Additional Closing Date.

"Common Stock" means common stock, $0.001 par value per share, of the Company.

"Effective Date" means the effective date of the registration statement.

"Exchange Act" is defined in Section 3.8.

"Initial Closing" means the closing of the transactions described in Section 1.1.

"Initial Closing Date" means the date on which the Initial
Closing takes place.
"Initial Purchase Price" is defined in Section 1.1.

"Initial Shares" is defined in Section 1.1.

"Warrant" means a warrant in the form attached as Exhibit B hereto.

"Market Price" means the closing bid price of the Common Stock as reported, at the option of the Buyer, by Bloomberg, LP or the National Association of Securities Dealers.

"Material Adverse Effect" is defined in Section 4.5.

"Person" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a governmental entity or agency.

"Put Notice" shall mean the notice delivered by the Company to the Purchaser in compliance with the notice provisions of Section
2.2 hereof.

"Relevant Purchase Price" means, (i) with respect to the Initial
Shares, the Initial Purchase Price and (ii) with respect to the Additional Shares, the Additional Purchase Price.

"SEC" means the U.S. Securities and Exchange Commission.

"SEC Documents" is defined in Section 4.2.

"Securities" means the Initial Shares, the Additional Shares, the
Repricing Shares, the Warrants and the shares issuable under the Warrants.

"Securities Act" is defined in Recital B.

"Share Valuation Date" shall mean the fifth (5th) business day after delivery of the Put Notice.

"Share Payment Date" shall mean the tenth (10th) business day after the Put Notice.

"Subsidiaries" is defined in Section 4.5

"Trading Volume" shall mean the product of the Market Price and the daily trading volume as reported by Bloomberg, LP.

"Transaction Documents" is defined in Section 3.7.

                             EXHIBIT B
                    FORM OF WARRANT TO PURCHASE
                      SHARES OF COMMON STOCK

Exercisable Commencing _______________;
Void after ________________

THIS CERTIFIES that, for value received, ________________________________, a ______________ corporation or its registered assigns ("Warrantholder"), is entitled, subject to the terms and conditions set forth in this Warrant, to purchase from World Shopping Network, Inc., a Delaware corporation ("Company"), up to _______________________(___________) fully paid, duly authorized and nonassessable shares of common stock ("Shares"), $0.001 par value per share, of the Company ("Common Stock"), at any time commencing ________________ and continuing up to 5:00 p.m. Pacific Daylight Time on _______________ ("Exercise Period") at an exercise price of eighty percent (80%) of the closing bid price of the Common Stock on the Effective Date, as defined in the accompanying Common Stock Purchase Agreement, as reported by Bloomberg, LP, subject to adjustment pursuant to Section 8 hereof.

This Warrant is subject to the following provisions, terms and conditions:

Section 1.  Transferability.

1.1 Registration. The Warrants shall be issued only in registered form.

1.2 Transfer. This Warrant shall be transferable only on the books of the Company maintained at its principal executive offices upon surrender thereof for registration of transfer duly endorsed by the Warrantholder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver a new Warrant or Warrants in appropriate denominations to the person or persons entitled thereto.

1.3 Common Stock to be Issued. Upon the exercise of any Warrants and upon receipt by the Company of a facsimile or original of Warrantholder's signed Election to Exercise Warrant (See
Exhibit A), Company shall instruct its transfer agent to issue stock certificates, subject to the restrictive legend set forth below, in the name of Warrantholder (or its nominee) and in such denominations to be specified by Warrantholder representing the number of shares of Common Stock issuable upon such exercise, as applicable. Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of the Company. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common
Stock is to be registered shall be treated as a shareholder of record on and after the exercise date. Upon surrender of any Warrant that is to be converted in part, the Company shall issue to the Warrantholder a new Warrant equal to the unconverted amount, if so requested by Purchaser.

Section 2. Exchange of Warrant Certificate. Any Warrant certificate may be exchanged for another certificate or certificates of like tenor entitling the Warrantholder to purchase a like aggregate number of Shares as the certificate or certificates surrendered then entitle such Warrantholder to purchase. Any Warrantholder desiring to exchange a warrant certificate shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant certificate as so requested.

Section 3.  Terms of Warrants: Exercise of Warrants.

(a) Subject to the terms of this Warrant, the Warrantholder shall have the right, at any time after __________________, but before 5:00 p.m. Pacific Daylight Time on _______________, ("Expiration Time"), to purchase from the Company up to the number of Shares which the Warrantholder may at the time be entitled to purchase pursuant to the terms of this Warrant, upon surrender to the Company at its principal executive office, of the certificate evidencing this Warrant to be exercised, together with the attached Election to Exercise Warrant form duly filled in and signed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Section 7 and 8 hereof) or as provided in Section 3(a)(i) hereof, for the number of Shares with respect to which such Warrant is then exercised. Payment of the aggregate Warrant Price shall be made in cash, wire transfer or by cashier's check or any combination thereof.

(b) Subject to the terms of this Warrant, upon such surrender of this Warrant and payment of such Warrant Price as aforesaid, the Company shall promptly issue and cause to be delivered to the Warrantholder or to such person or persons as the Warrantholder may designate in writing, a certificate or certificates (in such name or names as the Warrantholder may designate in writing) for the number of duly authorized, fully paid and non-assessable whole Shares to be purchased upon the exercise of this Warrant, and shall deliver to the Warrantholder Common Stock or cash, to the extent provided in Section 9 hereof, with respect to any fractional Shares otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such Shares as of the close of business on the date of the surrender of this Warrant and payment of the Warrant Price, notwithstanding that the certificates representing such Shares shall not actually have been delivered or that the Share and Warrant transfer books of the Company shall then be closed. This Warrant shall be exercisable, at the sole election of the Warrantholder, either in full or from time to time in part and, in the event that any certificate evidencing this Warrant (or any portion thereof) is exercised prior to the Termination Date with respect to less than all of the Shares specified therein at any time prior to the Termination Date, a new certificate of like tenor evidencing the remaining portion of this Warrant shall be issued by the Company, if so requested by the Warrantholder.

(c) Upon the Company's receipt of a facsimile or original of Warrantholder's signed Election to Exercise Warrant, the Company shall instruct its transfer agent to issue one or more stock Certificates representing that number of shares of Common Stock which the Warrantholder is entitled to purchase in accordance with the terms and conditions of this Warrant and the Election to Exercise Warrant attached hereto. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Warrant.

(d) Such exercise shall be effectuated by surrendering to the Company, or its attorney, the Warrants to be converted together with a facsimile or original of the signed Election to Exercise Warrant which evidences Warrantholder's intention to exercise those Warrants indicated. The date on which the Election to Exercise Warrant is effective ("Exercise Date") shall be deemed to be the date on which the Warrantholder has delivered to the Company a facsimile or original of the signed Election to Exercise Warrant, as long as the original Warrants to be exercised are received by the Company or its designated attorney within five (5) business days thereafter. As long as the Warrants to be exercised are received by the Company within five (5) business days after it receives a facsimile or original of the signed Election to Exercise Warrant, the Company shall deliver to the Warrantholder, or per the Warrantholder's instructions, the shares of Common Stock within three (3) business days of receipt of the Warrants to be converted.

(e) Nothing contained in this Warrant shall be deemed to establish or require the payment of interest to the Warrantholder at a rate in excess of the maximum rate permitted by governing law.
 In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Warrantholder to the Company.

(f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the exercise date. Upon surrender of any Warrants that are to be converted in part, the Company shall issue to the Warrantholder new Warrants equal to the unconverted amount, if so requested by Warrantholder.

(g) The Company shall at all times reserve and have available all Common Stock necessary to meet exercise of the Warrants by all Warrantholders of the entire amount of Warrants then outstanding. If, at any time Warrantholder submits an Election to Exercise Warrant and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a exercise of the Warrants (a "Exercise Default", the date of such default being referred to herein as the "Exercise Default Date"), the Company shall issue to the Warrantholder all of the shares of Common Stock which are available, and the Election to Exercise Warrant as to any Warrants requested to be converted but not converted (the "Unconverted Warrants"), upon Warrantholder's sole option, may be deemed null and void. The Company shall provide notice of such Exercise Default ("Notice of Exercise Default") to all existing Warrantholders of outstanding Warrants, by facsimile, within one
(1) business day of such default (with the original delivered by overnight or two day courier), and the Warrantholder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Exercise Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Election to Exercise Warrant.

(h) The Company shall furnish to Warrantholder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Warrants, including any amendment of or supplements thereto. Warrantholder shall acknowledge in writing the receipt, the careful reading, and the understanding thereof, prior to any exercise under this Section 3.

(i) Each person in whose name any certificate for shares of Common Stock shall be issued shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on the date on which the Warrant was surrendered and payment of the purchase price and any applicable taxes was made, irrespective of date of issue or delivery of such certificate, except that if the date of such surrender and payment is a date when the Shares transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares on the next succeeding date on which such Share transfer books are open. The Company shall not close such Share transfer books at any one time for a period longer than seven (7) days.

(j) This Warrant is exercisable in whole or in part at the Exercise Price per share of Common Stock (as defined hereafter) payable hereunder, payable in cash or by certified or official bank check, or by "cashless exercise", by means of tendering this Warrant Certificate to the Company to receive a number of shares of Common Stock equal to the difference between the Market Value of the shares of Common Stock issuable upon exercise of this Warrant and the total cash exercise price thereof. Upon surrender of this Warrant Certificate with the annexed Notice of Exercise duly executed, together with payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. For the purposes of this subsection, "Market Value" shall be an amount equal to the average closing bid price of a share of Common Stock for the ten
(10) days preceding the Company's receipt of the Notice of Exercise Form duly executed multiplied by the number of shares of Common Stock to be issued upon surrender of this Warrant Certificate.

Section 4. Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Shares; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of this Warrant or the Shares or (ii) as a result of the issuance of the Shares to any person other than the Warrantholder, and the Company shall not be required to issue or deliver any certificate for any Shares unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

Section 5.  Mutilated or Missing Warrant.   In case the
certificate or certificates evidencing this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and of a bond of indemnity, if requested, also satisfactory to the Company in form and amount, and issued at the applicant's cost. Applicants for such substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

Section 6. Reservation of Shares. The issuance, sale and delivery of the Warrants have been duly authorized by all required corporate action on the part of the Company and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued, fully paid, and non-assessable and enforceable in accordance with their terms, subject to the laws of bankruptcy and creditors' rights generally. The Company shall pay all taxes in respect of the issue thereof. As a condition precedent to the taking of any action that would result in the effective purchase price per share of Common Stock upon the exercise of this Warrant being less than the par value per share (if such shares of Common Stock then have a par value), the Company will take such corporate action as may, in the opinion of its counsel, be necessary in order that the Company may comply with all its obligations under this Agreement with regard to the exercise of this Warrant.

Section 7. Warrant Price. During the Exercise Period, the price per Share ("Warrant Price") at which Shares shall be purchasable upon the exercise of this Warrant shall be eighty percent (80%) of the closing bid price of the Common Stock on the Effective Date as reported by Bloomberg, LP, subject to adjustment pursuant to Section 8 hereof.

Section 8.  Adjustment of Warrant Price and Number of
Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time after the date hereof upon the happening of certain events, as follows:

8.1 Adjustments. The number of Shares purchasable upon the exercise of this Warrant shall be subject to adjustments as follows:

(a)  In case the Company shall (i) pay a dividend on Common
Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholders a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from the proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the number of shares of Common Stock issuable upon exercise of the Warrants immediately prior thereto shall be adjusted so that the holders of the Warrants shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Warrants been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the effective date in the case of a stock split, subdivision, combination or reclassification.

(b) In case the Company shall distribute, without receiving consideration therefor, to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends other than as described in Section (8)(a)(ii)), then in such case, the number of shares of Common Stock thereafter issuable upon exercise of the Warrants shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon exercise of the Warrants, by a fraction, of which the numerator shall be the closing bid price per share of Common Stock on the record date for such distribution, and of which the denominator shall be the closing bid price of the Common Stock less the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed per share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(c) Any adjustment in the number of shares of Common Stock issuable hereunder otherwise required to be made by this Section 8 will not have to be adjusted if such adjustment would not require an increase or decrease in one percent (1%) or more in the number of shares of Common Stock issuable upon exercise of the Warrant. No adjustment in the number of Shares purchasable upon exercise of this Warrant will be made for the issuance of shares of capital stock to directors, employees or independent Warrantors pursuant to the Company's or any of its subsidiaries' stock option, stock ownership or other benefit plans or arrangements or trusts related thereto or for issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan.

(d) Whenever the number of shares of Common Stock issuable upon the exercise of the Warrants is adjusted, as herein provided the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of the Warrants immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

(e) The Company from time to time by action of its Board of Directors may decrease the Warrant Price by any amount for any period of time if the period is at least twenty (20) days, the decrease is irrevocable during the period and the Board of Directors of the Company in its sole discretion shall have made a determination that such decrease would be in the best interest of the Company, which determination shall be conclusive. Whenever the Warrant Price is decreased pursuant to the preceding sentence, the Company shall mail to holders of record of the Warrants a notice of the decrease at least fifteen (15) days prior to the date the decreased Warrant Price takes effect, and such notice shall state the decreased Warrant Price and the period it will be in effect.

8.2  Mergers or Other Corporate Action.  In the case of any
(i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, exercise, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of Warrants then outstanding shall have the right thereafter to exercise such Warrant only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the Company into which such Warrants would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Common Stock of the Company (A) is not an entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Entity"), or an affiliate of a Constituent Entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which such rights or election shall not have been exercised ("Non-Electing Share"), then for the purpose of this Section 8.2 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interests thereafter of the holder of Warrants, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of the Warrants. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer assumes, by written instrument, the obligation to deliver to the holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provision, such holder may be entitled to receive under this Section 8.2.

8.3 Statement of Warrants. Irrespective of any adjustments in the Warrant Price of the number or kind of shares purchasable upon the exercise of this Warrant, this Warrant certificate or certificates hereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant.

Section 9.  Fractional Shares.  Any fractional shares of
Common Stock issuable upon exercise of the Warrants shall be rounded to the nearest whole share or, at the election of the Company, the Company shall pay the holder thereof an amount in cash equal to the closing bid price thereof. Whether or not fractional shares are issuable upon exercise shall be determined on the basis of the total number of Warrants the holder is at the time exercising and the number of shares of Common Stock issuable upon such exercise.

Section 10. No Rights as Stockholders: Notices to Warrantholders. Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or its transferees any rights as a stockholder of the Company, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of directors of the Company or any other matter. If, however, at any time prior to the Expiration Time and prior to the exercise of this Warrant, any of the following events shall occur:

(a) any action which would require an adjustment pursuant to Section 8.1; or

(b) a dissolution, liquidation or winding up of the Company or any consolidation, merger or sale of its property, assets and business as an entirety; then in any one or more of said events, the Company shall give notice in writing of such event to the Warrantholder at least ten (10) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to any relevant dividend, distribution, subscription rights, or other rights or for the effective date of any dissolution, liquidation of winding up or any merger, consolidation, or sale of substantially all assets, but failure to mail or receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any such action taken. Such notice shall specify such record date or the effective date, as the case may be.

Section 12.  Miscellaneous.

(a) Benefits of this Agreement. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrantholder any legal or equitable right, remedy or claim under this Warrant, and this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

(b) Rights Cumulative; Waivers. The rights of each of the parties under this Warrant are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c) Benefit; Successors Bound. This Warrant and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d) Entire Agreement. This Warrant contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Warrant or the matters described in this Warrant, except as set forth in this Warrant. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Warrant.

(e) Assignment. This Warrant may be assigned if the Assignment of Warrant, attached as Exhibit B to this Warrant, is properly completed, executed and delivered to the Company.

(f) Amendment. This Warrant may be amended only by an instrument in writing executed by the parties hereto.

(g) Severability. Each part of this Warrant is intended to be severable. In the event that any provision of this Warrant is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Warrant shall continue in full force and effect.

(h) Notices. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered (by hand, by courier, by telephone line facsimile transmission, receipt confirmed, or other means) or sent by certified mail, return receipt requested, properly addressed and with proper postage pre-paid (i) if to the Company, at its executive office (ii) if to the Subscriber, at the address set forth under its name in the Purchase Agreement, with a copy to its designated attorney and
(iii) if to any other Subscriber, at such address as such Subscriber shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this Section 12(b), and shall be effective, when personally delivered, upon receipt and, when so sent by certified mail, four (4) business days after deposit with the United States Postal Service.

(i) Governing Law. This Agreement shall be governed by the interpreted in accordance with the laws of the State of California without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(j) Consents. The person signing this Warrant on behalf of the Company hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Warrant on behalf of the Company.

(l) Further Assurances. In addition to the instruments and documents to be made, executed and delivered pursuant to this Warrant, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Warrant and the transactions contemplated hereby.

(m) Section Headings. The Section headings in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

(n) Construction. Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

IN WITNESS WHEREOF, the parties have caused this Warrant to be duly executed, all as of the day and year first above written.

                                  COMPANY:

                                  World Shopping Network, Inc.


                                  By: ________________________
                                  John J. Anton, President

                               EXHIBIT A
                    ELECTION TO EXERCISE WARRANT

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, _______shares of Common Stock ("Shares") provided for therein, and requests that certificates for the Shares be issued in the name of:*

Name:___________________________________________________________
Address:_________________________________________________________
Social Security
No.________________________________________________
or Tax ID
Number:_________________________________________________

and, if such number of Shares shall not be all of the Shares purchasable under the Warrant, that a new Warrant certificate for the balance of the Shares purchasable under the within Warrant be registered in the name of the undersigned Warrantholder or his Assignee* as indicated below and delivered to the address stated below:

Dated: _________________, 19___

Name of Warrantholder of
Assignee (Please
Print)_____________________________________________

Address:_________________________________________________________

Signature:_______________________________________________________
_

Signature
Guaranteed:______________________________________________
                     Signature of Guarantor


* The Warrant contains restrictions on sale, assignment or transfer.

**  Note:  The above signature must correspond with the name as
written on 	the face of this Warrant certificate in every
particular, without alteration or enlargement or any change whatever, unless this warrant has been assigned.

                            EXHIBIT B
                    ASSIGNMENT OF WARRANT

          (To be signed only upon assignment of Warrant)*

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

________________________________________________________________

________________________________________________________________
(Name and Address of Assignee must be Printed or Typewritten)

the within Warrant, hereby irrevocably constituting and appointing _________Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.


Dated: ___________________, 19____



                              ________________________________**
                               Signature of Registered Holder

Signature Guaranteed: ________________________________
                           Signature of Guarantor

* The Warrant contains restrictions on sale, assignment or transfer.

** Note: The signature of this assignment must correspond with the name as it appears upon the face of the Warrant certificate in every particular, without alteration or enlargement or any change whatever.